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FOR IMMEDIATE RELEASE

                                 Company Contact
                                 Larry Hannappel
                                 (719) 527-8300
                                   lh@cnty.com

      CENTURY CASINOS ANNOUNCES PLANS FOR CASINO IN CENTRAL CITY, COLORADO

COLORADO SPRINGS,  Colorado,  October 13, 2004 - Century Casinos,  Inc. (NASDAQ:
CNTY) announced today that it has signed an agreement with Tollgate Venture LLC to develop and operate a casino and hotel in Central City, Colorado. The proposed $40.0 million development includes a 60,000 square foot casino and back of house with 625 slot machines, six table games, 35 hotel rooms, retail, food and beverage amenities and a 500-space on-site covered parking garage. The Company's contribution to the proposed project includes an initial cash capital contribution of $3.5 million in return for a controlling 65% interest. The Company's partner, Tollgate Venture LLC, will contribute three existing non-operating casino buildings, land and land options. Additionally, a subsidiary of the Company entered into a Casino Services Agreement to manage the property. Closing of the agreement and completion of the project is subject to various conditions and approvals, including, but not limited to securing acceptable financing, satisfactory environmental studies, licensing by the Colorado Division of Gaming, Century Casinos' Board approval and other due diligence. Casino licenses in Colorado are not limited in number by state gaming laws and are primarily subject to successful background investigations by the Colorado Division of Gaming. Century currently is licensed in Colorado for gaming at Womacks Casino and Hotel in Cripple Creek.

On November 20, 2004, the city of Central City is expected to open to the public the new $45.2 million four lane highway (Central City Parkway) that the Company believes will offer a safer and faster alternative route from the greater Denver area to Central City and Black Hawk, Colorado. The Central City Parkway is an entirely new construction and will connect to I-70, the main East/West interstate highway in Colorado, directly to Central City and then on to Black Hawk. Central City is a prime location for the Company's latest venture because of the new parkway and because of the fact that the parkway goes through Central City before going through Blackhawk. All traffic must go directly past the casino's main entrance and parking structure.

Central City and Black Hawk are historical mining towns situated adjacent to each other and located in the Rocky Mountains approximately 35 miles west of Denver. The first casinos opened in both cities in 1991. The Central City Parkway will enter the casino cities first at Central City. Currently the alternative route, which is only a two lane highway and a more treacherous drive than the new Central City Parkway, enters these cities first at Black Hawk.

"We are delighted with the prospects of opening a casino in Central City. The location of the casino, hotel, 500 car on-site covered parking garage and the new Central City Parkway, will be invaluable towards our goal of further expansion for Century Casinos", said Chairman and CEO Erwin Haitzmann.

About Century Casinos, Inc.:

Century  Casinos  is an  international  casino  company  that owns and  operates
Womacks Casino and Hotel in Cripple Creek, Colorado; owns and operates The Caledon Hotel, Spa & Casino near Cape Town, South Africa; operates the casinos aboard the ultra-luxury vessels of Silversea Cruises, The World of ResidenSea, and Oceania Cruises; and owns 50% of, and provides technical casino services to the Casino Millennium in the Marriott Hotel in Prague, Czech Republic. The Company continues to pursue other international projects in various stages of development.

The address for the U.S. offices is 1263A Lake Plaza Dr., Colorado  Springs,  CO
80906.    Telephone:    (719)   527-8300.    Fax:   (719)   527-8301.    E-Mail:
investor@cnty.com. For more information about Century Casinos, please visit the Company's web site at www.centurycasinos.com. Century Casinos' common stock trades on The NASDAQ Stock Market(R)under the symbol CNTY.
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This  release  contains  forward-looking   statements  that  involve  risks  and
uncertainties. Among the other important factors which could cause actual results to differ materially from those in the forward-looking statements are the significant conditions to closing the transaction and completion of the casino and hotel project, which cannot be assured, acceptance by the public of gaming at the new casino, use by the gaming public of the new Central City Parkway, significant competition from many large and established casinos in Black Hawk and by the City of Black Hawk, which will seek to preserve market share for the Black Hawk casinos, other economic, competitive, and governmental factors affecting the Company's operations, markets, services and prices, as well as other factors detailed in the Company's filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q, and 8-K. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.
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